EXHIBIT 99.1

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Transcript Services Provided by

Premiere Global Services, Inc. (800) 776-0700

AMEDISYS, INC. THIRD QUARTER 2008 EARNINGS CONFERENCE CALL

Moderator: Bill Borne

October 28, 2008

9:00 a.m. CT

Operator:	Good day and welcome to the Amedisys third quarter 2008 earnings conference call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Kevin LeBlanc. Please go ahead, sir.

Kevin LeBlanc:	Thank you. Good morning and thank you for joining us today for the Amedisys investor conference call to discuss this morning’s third quarter 2008 earnings announcement and related matters.

But now, you should have received a copy of our earnings press release. If you have not received the press release, you may access it on the investor relations page on our Web site at www.amedisys.com.

Joining me on today’s call from Amedisys are Bill Borne, Chairman and Chief Executive Officer; Larry Graham, President and Chief Operating Officer; and Dale Redman, Chief Financial Officer.

Also speaking today will be Alice Ann Schwartz, Chief Information Officer and Senior Vice President of Clinical Operations; and Jeffrey Jeter, Chief Compliance Officer.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Before we get started with our call, I’d like to remind everyone that any statements made on this conference call today, or in our press releases that express a belief, expectation or intent, as well as those that are not historical facts are considered forward-looking statements, and are protected under the Safe Harbor of the Private Securities Litigation Reform Act.

These forward-looking statements are based on information available to Amedisys today, and the company assumes no obligation to update these statements as circumstances change. These forward-looking statements may involve a number of risks and uncertainties which may cause the company’s results to differ materially from such statements.

These risks and uncertainties include factors detailed in our SEC filings, including our Forms 10-K and 10-Q. Also, the company urges caution in considering any current trends or guidance that may be discussed on this conference call. The home health and hospice industry is highly competitive, and transient guidance are subject to numerous factors, risks and influences which are described in the company’s reports and registration statements filed with the SEC.

The company disclaims any obligations to update information on trends or targets, other than its periodic filings with the SEC. In addition, as required by SEC Regulation G, a reconciliation of any non-GAAP measures mentioned during our call today to the most comparable GAAP measures will be available on our Web site at www.amedisys.com on the investor relations page under the link press releases.

Thank you and now I’ll turn the call over to Bill Borne. Please go ahead, Mr. Borne.

Bill Borne:	Thank you, Kevin and good morning. First let me welcome each of you to this call. We appreciate the opportunity to update you regarding the company’s performance for the quarter, and share our vision for Amedisys.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Today’s call will be a little different than past calls. As Kevin mentioned, we will have two additional speakers, Alice Ann Schwartz will be speaking today to provide more detail on our (tentacle) approach and results of caring for our patients. In addition, Jeffrey Jeter will be providing an overview of our compliance program.

High clinical care in a – is a top priority, and compliance is central to everything we do as a company. We would like investors to fully understand our commitment to both of these components of being a healthcare provider, and we believe today’s call is a great forum to provide that information.

Amedisys is a leader in disclosing detailed information. In an effort to even be more transparent, we have changed the format of today’s call to provide a comprehensive detailed review of our process and controls as it relates to our clinical population and compliance program. The narrative part of this call will last approximately one hour, and then we will take questions. We will file an 8-K posting this narrative for your review as necessary.

As background, Alice Ann is our Chief Information Officer and Senior Vice President of Clinical Operations, and she has been with Amedisys for 11 years. Prior to joining the company, she was employed as a nurse in the acute care trauma and cardiovascular surgery intensive care unit at John Hopkins Hospital, and Adam Crowley Shock Trauma Center. In the industry, she has published an outcome improvement measures, and has ingrained many clinical measurements within our organization.

Jeffrey Jeter has been the – with Amedisys since 2001, and brings a background of prosecuting healthcare fraud, and nursing home abuse as an Assistant Attorney General for the State of Louisiana’s Department of Justice. Both Alice Ann and Jeffrey have brought a tremendous amount of value to the company, and have been an integral part of growth and success of Amedisys over the years.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

We are very proud of both of them, and welcome this opportunity for them to share their knowledge and insight with our investing public.

We had outstanding results for the third quarter, recording net revenue of 322 million, and adjusted earnings per share of 89 cents. This represents growth of 78 percent and 46 percent, respectively, over the third quarter of ‘07. For the nine-month period, we had revenue of 847 million, and adjusted earnings per share of $2.33. This represents growth of 68 and 38 percent, respectively, over the first nine months of ‘07. Based on this performance, and our expectations for the remainder of the year, we have increased guidance for ‘08.

During the quarter, we opened seven new home health agencies, as a result of de novo growth and acquisitions in previous quarters, we ended the quarter with 461 home health locations, 150 more agencies than the third quarter of ‘07. In addition, we owned 44 hospice agencies at the end of the third quarter of ‘07, 17 more hospice agencies than the prior year.

Subsequent to quarter end, we closed on two acquisitions that added seven home health and one hospice agency in four states. In addition, we opened a startup in New Mexico last week, which is a new state for us. With these additional agencies, we have increased the number of state that we are now servicing to 37.

Frequently we hear that our country is headed for a healthcare crisis. Over the next decade, if no significant changes are implemented, we will see a continued erosion of the Medicare Trust Fund. Currently, 12 percent of all Medicare beneficiaries account for 69 percent of Medicare spending. The time is now to develop ways to control future spending.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

There are several legislative initiatives that are currently being considered to help better manage healthcare resources utilized by the chronic comorbid population. Amedisys and a coalition of leaders from the home health industry are at the forefront of this effort.

Amedisys will continue to benefit from favorable demographic trends for the foreseeable future. But more than just riding this wave, we want to position the company to address the care management needs of this aging demographic, and thus maximize our growth opportunities.

That is why delivering high-quality, cost effective care to elderly patients with multiple chronic conditions is our core business. With a nationwide footprint, a highly skilled and compassionate team of clinicians, best practices care management programs, and a best in class technology platform, our focus at Amedisys is to be a key part of the solution to the healthcare crisis in our country.

I would like to extend a warm welcome to all of the new employees of the agencies we have acquired since our last earnings call, we are very excited that you are part of the Amedisys family.

In conclusion, we are grateful to the talented employees of Amedisys that provides our competitive advantage of cost effective, quality healthcare services to the patients entrusted to our care. Our passion for servicing our patients, our commitment to our core values, and the culture of hard work are the intangibles that separate us from our competition.

I will now pass this call to Dale for his financial overview. Thank you.

Dale Redman:	Thank you, Bill and good morning.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Our current quarter was another excellent quarter for Amedisys, highlighted by record revenue and earnings. Revenue grew 78 percent over the third quarter of 2007 to 322 million, and for the nine-month period grew 68 percent to 847 million.

Acquisitions accounted for approximately 93 million of this increase in the third quarter, and 218 million for the nine-month period. Our net income for the third quarter was 23.5 million, or 87 cents per share. This was a 13 percent increase over the 20.2 million for the third quarter of 2007, or 77 cents per share.

Net income for the nine-month period was 60.3 million, or $2.25 per share, while 2007 was 48.4 million, or $1.85 per share, an increase of 22 percent.

Included in the third quarter – and excuse me, in the three-month and nine-month periods ended September 30th, 2008 are certain TLC integration costs. These costs totaled 1.1 million, or two cents per share during the three-month period, and 3.7 million, or eight cents per share during the nine-month period. They primarily consisted of severance costs and costs related to the conversion of the TLC agencies to our operating systems.

In addition, you may recall in the third quarter of last year, we had a one-time, non-cash gain of 4.2 million, or 16 cents per share. After adjusting for these items, our earnings per share increased by 46 percent to 89 cents for the third quarter, and 38 percent to $2.33 for the nine-month period. We have included these adjustments in the rest of our discussion this morning.

Our ((inaudible)) was 53 percent for the third quarter of 2008, compared to 53.3 percent in 2007, and 52.7 for the nine-month period, compared to 53.2 for the same period in 2007.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Our G&A expense, including depreciation and amortization as a percent of revenue remained flat at 39 percent for the third quarter, compared to 2007, and increased to 40 percent for the nine-month period, compared to 39 percent in 2007.

EBITDA for the quarter was 49.4 million, or 15.3 percent of revenue, versus 33.7 million, or 18.6 percent of revenue during the third quarter of 2007. EBITDA for the nine-month period was 126 million, or 14.9 percent of revenue, versus 83.6 million, or 16.6 percent of revenue.

Let me now take a minute and talk about our accounts receivable. As you know we adjust our Medicare home health and hospice revenue for amounts we do not expect to collect from Medicare through an estimated revenue adjustment that reduces both revenue and accounts receivable. This estimated revenue adjustment was two million and 4.1 million for the three and nine-month, compared to 900,000 and 2.5 million for the comparable period this last year.

On a non-Medicare accounts receivable, we provide an allowance for doubtful accounts, which is netted against the patient accounts receivable in the balance sheet.

Our private and Medicaid accounts receivable totaled 66.9 million at quarter end, 34.4 million at year end 2007, and 32.3 million at the end of the third quarter of last year. Bad debt expense for the current quarter was 6.2 million, or 1.9 percent of revenue, compared to 30.7 million, or two percent of revenue for the third quarter of last year. Bad debt expense for the nine-month period was 15.5 million, or 1.8 percent of revenue, compared to nine million, or 1.8 percent of revenue for the same period in 2007. For the last seven quarters, this percentage of expense to revenue has averaged 1.8 percent.

Let me now walk you through the allowance for doubtful accounts for the quarter. We began the quarter with an allowance of $16 million. We expensed 6.2 million, we wrote off 2.2 million, for an ending reserve of 20 million.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Days revenue outstanding increased in the fourth quarter of 2007, and the second quarter of 2008 by five days to 56.7 days. Our significant acquisition activity over the last nine months has had an impact on our billed and on billed accounts receivable. However, we’ve seen a substantial increase in collections during October, and we anticipate improvement in this metric by year end.

We generated cash flow from operations of 87 million during the nine-month period, we spent 447 million on acquisitions, 21 million on capital expenditures, and we issued 412 million in new debt.

During the third quarter, we reduced our notes payable under our bank agreements by $18 million with cash generated from operations. At September 30th, our leverage ratio was 1.84 times, and our fixed charge coverage ratio was 2.3 times. This reduction in our leverage ratio below two times will reduce the margin on our bank debt facilities by 25 basis points.

For the quarter, the average interest rate on our bank debt was 4.1 percent. We have $139 million available under our revolving credit facility at September 30th. Today, we are increasing our revenue guidance to the range of 1,150,000,000, to 1,175,000,000, and earnings per share guidance to the range of $3.20 to $3.25 per share, based on an estimated 26.9 million shares.

This guidance includes the anticipated results of our recently completed acquisitions after adding back the TLC integration costs. It does not include any future acquisitions.

We made these changes to our 2008 guidance primarily for the following reasons. First, integration of TLC was completed during the third quarter ahead of schedule. Second, the rollout of our clinical programs under our new specialty division is also ahead of schedule, and producing positive early results. Finally, the extension of the Hurricane Katrina employment

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

credits to August of 2009 from the prior expiration date of August of 2007 will cause our full year effective tax rate to be lower than we originally expected.

Now I’ll turn the call over to Larry for his operational comments.

Larry Graham:	Thank you, Dale.

Our internal growth rate of episodic base revenues for the quarter grew 28 percent year-over-year. We define internal growth as episodic based growth from all agencies, except agencies we have acquired in the last 12 months. We believe this metric is indicative of the company’s true growth performance. The components of this metric include internal admissions, internal recertifications, and average revenue per completed episode.

For the quarter, our internal growth rate over last year in episodic based admissions was 14 percent. Our internal recertification growth over prior year was 23 percent. The increase in our recertifications are the result of our admission growth, our start-up initiative, and our agencies acquired over the past two years that have transitioned into our base agencies.

As an agency opens, we first develop or senses by obtaining patient admissions. However, as time progresses, these patients may require an additional episode of care, and thus causes recertification rates to increase.

It is also important to note that 67 percent of all of our patients have only one episode of care. Alice Ann will discuss this in more detail later in our call.

To summarize this, our internal episodic based revenue growth rate in dollars grew 28 percent, which consists of volume growth of 19 percent. As a reminder, volume growth is total episodic growth, which is admit plus recert growth. Our revenue rate growth is our revenue breadth

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

increase of $196 applied to all of our episodes. This revenue rate growth was nine percent. Therefore, our volume growth rate of 19 percent, plus our revenue rate growth of nine percent equals our total growth of 28 percent.

During the third quarter, we opened seven new locations. We have approximately 130 start-ups in various stages in the pipeline. Of these, approximately 40 are incurring expenses, but have not yet opened. During the first three quarters, we opened 20 new locations, and anticipate opening an additional 15 agencies in the fourth quarter, making our 2008 target 35 new home health agencies.

Regarding hospice, while we did not open any new agencies in the quarter, we have opened four so far this year, and expect one more opening in the fourth quarter.

Moving to external growth. As Bill mentioned, we closed two acquisitions on October 1st. We acquired six agencies from Home Health Corporation, which consists of two agencies each in the states of Pennsylvania, Maryland and Delaware. Revenue for these agencies for the previous 12 months ended June 30th, 2008 was approximately 23 million. The second acquisition we closed was a regional home health and hospice located in the state of Washington. These agencies had revenue for the past 12 months ended August 31st of 1.7 million.

I would like to welcome all of the new employees to Amedisys who have just joined us from Home Health Corporation, and the State of Washington. Our acquisition pipeline continues to be robust, and we continue to analyze potential opportunities as they become available.

Our quarterly revenue and contribution margin are broken down as follows. Contribution margin is pre-taxed, and pre-corporate overhead, 211 million in home health revenue related to agencies we have owned longer than 12 months, with a contribution margin of 33 percent. Six million in home health and hospice start-up revenue related to start-ups open less than 12 months, with a

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

negative one percent contribution margin. Also in the quarter, we incurred approximately three million in costs associated with home health and hospice agencies we plan to open in the future.

Twelve million in hospice revenue related to agencies we have owned longer than 12 months with a contribution margin of 22 percent. Ninety-three million in home health and hospice acquisition revenue associated with acquisitions completed during the last 12 months with a contribution margin of 18 percent.

The agency integration and corporate department transition of TLC is complete. The wind down of TLC corporate staff continues to progress according to schedule. The two remaining regional billing centers were closed on Friday, October 24th. From approximately 210 employees at the time of acquisition, TLCs corporate staff is currently at 38, and will be reduced to 14 after Friday of this week.

We believe that now that the conversion process is complete, we will see growth in revenue and contribution margin from TLC. I want to thank all of the employees of TLC for their cooperation and efforts throughout the integration process.

We launched the balance for life specialty vision earlier this year, and we have set up the program in 97 locations. We intend to roll this program out to 160 locations by the end of the year. It helps the elderly with their balance through more intensive therapy sessions, and as a result, reimburses as a – at a higher rate than our average episode.

Some facts about the falls related to the elderly. In the United States, more than one-third of adults 65 and older fall each year. Among older adults, falls are the leading cause of injury deaths, they are also the most common cause of non-fatal injuries and hospital admissions for trauma. Balance for life is one of our 13 evidence based clinical programs aimed at improving the health of our senior population.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Before I turn the call over to Alice Ann, I want to highlight some key points related to the (gramicity) of our patient population. OCS, an independent healthcare benchmarking firm, has just published a white paper which will be posted on our Web site. I will now read from that report.

I quote, there is a difference in distribution of risk at the provider level. Not all providers have a patient risk profile that matches the national norm. Some have a higher distribution of lower-risk patients, others have patient populations disproportionately representative of higher risk patients. Amedisys is a clear example of a home health provider with a higher distribution of patients on the high end of the risk scale. More than one half of all patients admitted by Amedisys’ agencies are predicted to be of high or very high risk of hospitalization, compared to just one-third of patients nationwide.

Conversely, only 10 percent of Amedisys patients are assessed as low or very low risk, compared to 23 percent of patients nationally. Another indicator of overall patient severity is length of stay, with higher severity patients requiring more days of service as a general rule. As patient length of stay increases, hospitalization rates also increase, and many measures of patient outcomes typically decrease. The higher severity of Amedisys patients is also shown by longer length of stay than the national benchmarks based on 2008 data.

The average Medicare patient requires approximately 1.55 episodes of care, the average Amedisys Medicare patient receives about 1.85 episodes of care. The logical result of a high-risk patient population is overall lower quality outcome scores. Yet despite caring for a population that is considerably higher risk, and requires a longer length of stay than the national norm, Amedisys has shown consistently higher overall quality of care as measured by the OCS standardized outcome index referred to as SOI, a proprietary measure that offers a single number representative of overall quality.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Now Amedisys not only has a higher SOI than the national database, but an increasing SOI score over the past several years, end quote.

In conclusion, Amedisys excels in a complicated care management environment, as evidenced by a patient population with higher than national risk characteristics requiring a longer length of care, and yet producing quality patient outcomes.

I will now turn the call over to Alice Ann where she will go into more detail of why we service a higher acuity patient. Alice Ann?

Alice Ann Schwartz:	Thank you, Larry.

I will begin by sharing with our investors the clinical profile of our average patient population, some information on clinical acuity, meaning how sick or debilitated our patients are, their risk of hospitalization, length of stay information, our focus on intensive clinical strategies, and in addition, Web-based information will also be posted on the company’s coding, clinical auditing, billing, compliance, recertification controls, and state survey quality trends.

Amedisys’ average patient age is 82 years old. Twenty-five percent of our patient population is between 80 to 84 years old. If you extend that percentage segment beyond, almost 50 percent of our population is between the ages of 75 to 84.

We service a more elderly senior, as opposed to the newly benefit eligible recipient. We will provide on our Web site a graphical age distribution breakdown of our population.

Clinical acuity, meaning how sick or debilitated a patient is, is expressed in home care by what is known as a case mix weight. This single score is a summary of a patient’s clinical needs,

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

functional impairments, meaning how difficult it is for patients to move about, and their service requirements, whether they came from a hospital or a rehabilitative setting.

We will post the three-year trend of case mix weights on our Web site. You will note that Amedisys case mix weight is higher than both national and regional norms.

To better understand our patient population compared to external norms, we frequently engage outside benchmarking firms to perform clinical comparisons. The most recent report from OCS, which Larry just referenced, has re-stratified our clinical population, according to very high risk for hospitalization, high risk, moderate and low risk. As Larry explained, we service a sicker population than average.

To further cross validate the acuity of our patients, I will review their medication trends. (Polypharmacy) trends are a consistent indicator of comorbidity increases. Simply stated, a doctor orders medications for a patient to treat certain diseases, we have no control over these trends, and they are a very good indicator of how sick, or how many clinical conditions the physician is treating.

In 2006, our patients took on average of eight medications per day. In 2007, our patients took on average of nine medications per day. And in 2008, our patient population is now taking over an average of 12 medications per day.

Further breaking down episodic categories to illustrate that the patients who stay on service longer have more comorbidities, patients receiving care in one or two episodes take an average of 12 medications per day, patients receiving care in episodes three or greater take an average of 15 medications per day.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Using that same type of cross acuity validation, functional scores and their trending are also a useful metric in understanding a population’s impairment level. In home care, patients are ranked on functional impairment scales ranging from (F0), meaning minimal impairment, to (F4), maximum impairment. This would be a patient that is close to being bed bound. The new payment system does not have an (F0) ranking. We will post the organization’s past three years of functional trending scores.

Investors reviewing these graphs will note a year-over-year decline of patients entering the system with minimal functional impairments, meaning scoring (F0) to (F1), coupled with a simultaneous year-over-year increase in patients with more debility and more (chronicity), scoring (F2) to (F4).

Further breaking down these episodic categories, to illustrate that those patients who stay on service longer are our sickest and most debilitated, patients with one or two episodes, 86 percent of those patients have a functional severity level of two plus or greater. Patients with three or four episodes, 88 percent of those patients have a functional severity level of two plus or greater, and patients with five or greater episodes, 93 percent of those patients have a functional severity level of two plus or greater.

We service a sicker population, requiring greater resource needs. You will see that our length of stay is longer when compared to the national averages. The OCS external report states that the average episodes per patient nationally for the first half of 2008 is 1.55 episodes per patient. Amedisys episodes per patient is 1.85. This longer length of stay is supported by a higher case mix weight, increased (polypharmacy) needs, indicating more clinical comorbidities, and increased functional debilities.

We will also post a patient on service graphical breakdown for all of last year. To give investors a gauge, 67 percent of our population complete their care in the first episode only, 18 percent

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

extend into the second episode. Seven percent extend into the third episode, three percent extend into the fourth episode, and so forth.

Stated another way, 85 percent of our total population receives care within two episodes or less. Ten percent of the population goes into a third or four episode, and the remaining five percent is the more chronic, debilitated population, extending beyond four episodes.

So as a clinical summary, our average patient age is 82 years old, with a higher case mix weight, more pronounced functional debilities. On an average of 12 medications, and has a much higher risk of hospitalization when compared to external metrics. I’ve given a snapshot at this point at the patient level. Internal and externally validated data reveals that the organization’s burden is one of year-over-year increasing (chronicity), year-over-year increased (polypharmacy) needs, year-over-year increases in patient debility.

With a trend of sicker patients receiving services each year, our approach has been to continue to develop our care management systems, and evidence based clinical programs with a focus on better servicing our senior population that has multiple clinical needs. The advanced senior who is sick and has multiple clinical needs is not going to go away, this population will only increase year-over-year.

Providers will be faced with the challenge of insuring their care management systems remain robust enough to handle these increasingly complex patients, and that their disease management specialty programs are intense enough, treatments and modalities to adequately improve chronic patients functioning in clinical outcomes.

These types of clinical programs or strategies are extremely important when faced with improving outcomes in the complex patient. To give you several examples of intensive services, our centralized cardiac (telehealth) program monitors the care of over 800 patients throughout seven

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

states. (Telehealth) increases the standard of care by monitoring a patient’s vital signs daily, as opposed to intermittent nursing visits. We deployed this to a frail subset that requires more intensive clinical monitoring.

Our multi-disciplinary wound program pairs nursing and therapy to provide a more intensive program focused on aggressive wound treatment in the patients with very complex wounds. Multi-disciplinary care of complex disease is considered a best practice standard in geriatric medicine.

In this program, the nursing aspect focuses on traditional nursing intervention, such as advanced wound (drafting) practices, teaches – teaching the nutritional needs, and disease teaching to enhance behavioral modifications, and improve patient self management.

The therapy aspect focuses on advanced modalities that only a therapy can provide that have proven effective in wound healing, such as electrical stimulation, ultrasound techniques, balancing and offloading, and sharps (debridement). Each discipline provides a unique skill focused on complex wound healing. Therapy wound modality research will also be available to investors on our Web site.

Our centralized (ET) nursing division is a team of advanced practice certified clinical nurse specialists who provide consultative wound care services, and clinical education. Working off specialized clinical reports, they are able to identify the complex, high-resource wound patient we have throughout the system, and work with the specific agencies directly to insure our patients are receiving the appropriate evidence based wound protocols.

Our balance for life specialty program focuses on improving the functional outcomes of that more chronic patient with an increased fall risk through the implementation of evidence based

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

(vestibular) balanced retraining modalities. Fall risk and safety concerns are a prime reason patients end up having to leave their home for a more intensive setting.

Through our disease management data tracking, we have also found that the number one reason discharge patients were going back into the hospital post home health services was because was because they had sustained a fall. This program focuses on increasing functioning, and improving balance, thereby allowing seniors to live more safely and longer at home. Mitigating fall risk is a key strategy in saving overall healthcare costs by reducing unanticipated hospitalizations. This is central to our mission. For investor interest, (vestibular) modality research will also be posted on our Web site.

We are often asked why we have a higher acuity or sicker patient. There are several reasons for this clinical trend. First, we spent – we spent the first two years prior to the implementation of (PPS) in 2000 developing our evidence based clinical disease management programs. We were prepared day one to clinically service complex resource intensive patients. Many providers at the time were unsure if they had the resource requirements that would allow them to service a complex wound patient, and/or a multi-disciplinary need patient, because our standardized clinical protocols and systems were in place, we were immediately prepared to go to our physicians and referral sources and ask to service those sicker patients at a time when the industry was unsure.

Second, since (PPS), we have continued to focus on the highly complex patients, growing out our partners in wound care program, chronic kidney disease at home, COPD at home, stroke recovery at home, surgical recovery at home, rehab at home, behavioral health at home, orthopedic recovery at home, heart at home, pain management at home, diabetes at home, balance for life, (telehealth) at home and dysphasia at home. These are the clinical programs that differentiate our service.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Third, our strategy has always been to approach our physician base, encouraging them to use home care as a first stabilizing alternative to the hospital setting as opposed to the latter. For example, 41 percent of our patient population comes directly from the doctor’s office, as opposed to 29 percent when compared to the national level. Forty-three percent of our patients come directly from the hospital, as opposed to 56 percent when compared to the national level.

External benchmarking referral source statistics will be posted for our investors. As a reminder, patients who have not been stabilized by a hospital stay originally tend to be sicker and require greater resource needs.

Fourth and final, as we have conveyed to our investors in the past, our strategic goal has been to migrate into a client care coordination company. With that in mind, our systems, clinical infrastructure, clinical programs and referral strategies have all been geared to focus on the more complex population.

Shifting gears now, I would like to review with investors our field automation and business system controls. We have 461 home care locations that are all connected via a wide area network. All of our full time and consistent PR and employees in home care have laptops, and are using those to input clinical visit information in the patient’s home.

We had three goals when developing this system, enhanced standardization with consistency and compliance controls, the ability to have most all of our notes in digital format, and the ability to provide more intensive care management services to our population. We currently have 11,200 laptops deployed nationwide, making it the largest company centered deployment in the industry.

I would like to take a brief moment to congratulate the IT staff on most recently being recognized as one of the top 50 most innovative IT divisions by “Information Week.” Each year, this national publication recognizes the top 500 companies who have implemented business technology innovation.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

You will continue to see the company further integrate evidence based clinical management standards and its technology, and expand its system capabilities.

Details on our business system infrastructure will be posted on the Web site, including our organizational coding controls, clinical auditing controls, billing controls, compliance controls, patient recertification controls, and clinical auditing state survey trends. We highly encourage our investors to review this infrastructure information, because these processes are ingrained in all levels of the organization, and are key to understanding our business systems and control environments.

Once investors review the information posted today, they will see clinical trends from past to present that reflect the following clinical dynamics. An increasing trend of sicker patients enter in the company each year. A recurrent clinical auditing infrastructure that is proactive and aimed at reducing clinical risk, a point of care technology rolled out in 2007 that enhanced many clinical documentations, chronic care management capabilities, and compliance controls, an organizational commitment to quality with defined trends of improving quality scores.

A reduction in local state survey citations from 2006 to present, an increase in deficiency free perfect surveys from 2006 to present. Using (CMS’) survey deficiency percentages as a benchmark, Amedisys is better than national citation percentages in 14 of the top 15 categories.

Using (CMS’) publicly reported outcomes as a benchmark, Amedisys is at or better than its footprint in 12 out of 12 categories. At the national level, at or better in 10 out of 12.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Since the beginning of the (PPS) environment in 2000, Amedisys is focused on caring for the complex patient. Our focus on delivering evidence based care to the sickest senior will not change, because the demographics trend support, this is where our clinical emphasis should be.

Clinically, we have a commitment to improving the quality of care and the outcomes of our elderly sick seniors, and enhancing our evidence base programs and chronic care management clinical systems to best serve the elderly patient who wants to remain at home for their care during their latter years.

I will now turn the call over to Jeffrey.

Jeffrey Jeter:	Thanks, Alice Ann.

As Bill stated earlier, I will address the compliance functions that occur at Amedisys each and every day. I also recommend that you review the information contained in our investor materials with respect to our compliance program, which you can find on our Web site.

Our compliance program features a multi-layer and recurrent approach designed to insure the propriety of both our services and our billings. At the outset, it must be noted that the Amedisys compliance program is based on the (OIGs) model of compliance guidance for home health and hospice.

As Chief Compliance Officer, I am the person responsible for oversight with the compliance functions of Amedisys. I came to Amedisys seven years ago after serving as an assistant attorney general with the Louisiana Department of Justice where I prosecuted healthcare fraud and nursing home abuse.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

It should be noted, however, that I am not the sole person responsible for compliance at Amedisys. We have an experienced team of people, not only within the compliance department, but across numerous company divisions who all play a vital role in the overall compliance efforts of our company. We also stress compliance is a responsibility of all Amedisys employees, such that compliance is part and parcel of everything we do.

Moreover, we have leveraged technology and automation to support the compliance functions of the company with the same mindset of efficiency and effectiveness that we have deployed throughout the other segments of the organization.

First and foremost, it is well established that one of the strongest compliance protections that an organization can have is a commitment to comply its training and education, conducting adequate training often prevents problems from ever materializing. It is my belief that the vast majority of people want to do the right thing. However, as so often is the case, the regulations surrounding our business are complex and can be confusing.

The goal of training is to raise awareness and educate staff on the pitfalls and risks of our business, so as to avoid problems in the first place. Therefore, as the government clearly recognizes, training and education and staff is paramount, and Amedisys has implemented a targeted and tiered training strategy to train all of our staff about the seminal importance of compliance in our day-to-day jobs.

Every employee in the company is required to complete general compliance training upon hire, and then annually thereafter. In addition, any staff involved in billing and coding functions, both from a corporate level as well as a local agency level must participate in a separate billing compliance training. We also require that all of our billing personnel complete annual competency testing and training. Similarly, our sales force is required to receive special

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

compliance training concerning how they market, and the constraints and legal limitations placed on their marketing activities by the federal anti-kickback law, and the (stark) law.

Compliance experts will also tell you that the tone at the top is essential in establishing a resounding culture of compliance. Amedisys embraces this sentiment. Every other month, we host a program called new employee orientation where we bring in newly hired employees to a regional location where the entire meeting is devoted to the company’s core principles and values. During this orientation, Bill Borne, Larry Graham and I each speak on individual responsibility and accountability, as well as the role that each employee plays in both our success and our compliance.

Beyond all the training that Amedisys requires, we also monitor our compliance and the propriety of our day-to-day activities through a number of technological and auditing controls. I find it most useful in describing these ongoing compliance controls to stratify them in terms of their local, regional and corporate scope. Consequently, I will briefly detail each strata of compliance control.

Our compliance controls actually begin on the local level with our standardized clinical tracks, which are used in the delivery of care to our patients. We employ these guidelines in an effort to insure the consistency of care across all of our markets. Therefore, our diabetic patient in San Diego, California receives the same high quality of care and the same type of services that are received by our diabetic patient in Charleston, South Carolina.

These clinical tracks are rooted in best practices, and demonstrate clearly how we can consistently meet and exceed national quality benchmarks for outcomes across all of our many markets.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Additionally, our point of care system represents a fundamental compliance control, and is the sort of technology that helps us improve not only what we do in terms of clinical care, but how we do it in terms of our adherence to Medicare rules and regulations. Through our point of care system, we are better able to insure the accuracy and completeness of our documentation, and when used in concert with our clinical management dashboards, allows for real time assessment and review of our coding and documentation.

One simply can not over emphasize the importance of this technology as a means for strengthening our compliance with the law. Based on my experience as a healthcare fraud prosecutor, I have found that a provider’s documentation is often a make or break aspect to their overall compliance. A home health agency can be delivering the best and most appropriate care in the world, but if the documentation of the services being provided is not reflective of the billings being submitted, then the agency is placing itself at substantial risk.

Amedisys’ point of care system elevates the quality of our documentation, which goes hand in hand with better compliance. Amedisys saw first hand the importance of improved documentation back in 2003 in a matter that we self reported to the (OIG) related to our agency in Monroe, Louisiana. As our investors will recall, we disclosed the settlement of this issue several years ago. Ultimately, several thousand dollars in overpayments, because of insufficient documentation, led to a $1.1 million settlement. This experience underscored for us the inherent compliance value of an improved system of documentation, which was ultimately manifested as our point of care system.

The point of care system used by Amedisys clinicians now helps to avoid inadvertent or erroneous omissions of information that may subsequently affect clinical quality, impact reimbursement or create survey deficiencies and legal liability. A fundamental compliance control of our point of care system is the system requirement that clinicians fully complete their documentation prior to submission. And where their responses are inconsistent with one another, or are potentially erroneous, we have the means to identify and catch problems before these mushroom into major issues.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

While we still require the actual remediation of these problems be undertaken only with the approval of the clinician actually seeing the patient, our technology affords us the ability to scrutinize for gaps and potential problems, and thereby reduce the occurrence of porous or errant documentation. Our point of care system also requires that the visiting staff obtain patient signatures during their visits, which are both time and date stamped. This process significantly inhibits staff from falsifying visits because we are able to note inconsistent signatures, and we can identify discrepancies in visit times, suggestive of a staff member not making scheduled visits.

It is also not coincidental that as Amedisys has moved our agencies to the point of care system, we have noted a marked increase in the number of deficiency free state surveys that we undergo. This is a direct benefit of the better documentation afforded by our point of care system.

From a technology standpoint, we utilize a series of data scrubs and edits in an effort to assure that our OASIS information makes sense from both an accuracy and consistency standpoint. For example, if a clinician answers in one portion of an assessment that a patient can not safely ambulate, but in another portion of the assessment, the clinician indicates that the patients needs no assistance to get in and out of the bathtub, then these answers are inconsistent with one another, and one of the responses may not be accurate.

Our systems are programmed to catch these types of inconsistencies such that potential problems can be resolved on the front end. We also employ other types of technology such as (3M) coding software to further support the propriety of our billing practices.

At a regional level, Amedisys conducts unannounced compliance and billing audits led by a regional staff to monitor compliance, review agencies deemed to have elevated clinical risks, and

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

resolve any problems that are identified. We also require that our operational leadership participate in the audit process in order to actively engage those responsible for shaping and implementing corrective action plans, and getting the necessary buy-in to resolve any issues identified.

Lastly, at a corporate level, we conduct quarterly compliance oversight audits, which warrants additional discussion. This compliance oversight audit program is conducted by clinical auditors reporting to me. Let me start by saying that we have seen no trend of fraud or abuse, nor a pervasive pattern of improper activity in our audit findings since the inception of our compliance oversight audit processes in 2005. It would be fair to say, however, that we routinely identify problems in the course of our audits, as one might expect as part of any serious quality assurance process.

However, these are generally found to be problems for agencies are not following the prescribed processes, or staff are not consistently documenting their work, or there are educational deficiencies.

Let me briefly describe for you the compliance oversight audits that Amedisys conducts each quarter. Beginning in early 2005, we identified three key areas to which any home health care agency may be susceptible because of the inherent revenue impacts of each. These are first, excessive therapy. Where a high number of therapy visits are conducted, which results in increased reimbursement, and may be potentially suggestive of fabricated or unnecessary visits just to increase reimbursement.

Second, (LUPA) exaggeration, which is where an agency has an exceptionally low number of low utilization payment adjustments, otherwise known as (LUPAs), which may be suggestive of potentially fabricated or unnecessary visits so as to avoid having reimbursement automatically reduced by the government.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

And third, up coded case mixes. Where an agency has a higher than average case mix weight that may be suggestive of possible manipulation of coding, occasioned by scoring patients as sicker than they actually are. These are big bang for the buck kinds of risk areas for fraud.

Since 2005, one of the primary functions that my compliance auditors have performed is the proactive review of agencies that perform well in each of these areas. We have focused on those Amedisys agencies performing very well with respect to having a higher percentage of high profitability therapy episodes, and having a lower incident of low reimbursement (LUPAs), and in having overall higher reimbursement case mix scores.

Now it should be noted that just because an agency has a high percentage of high profitability therapy, or a low occurrence of (LUPAs), or a higher case mix does not necessarily mean that there is something improper or untoward occurring. In each instance, there may well be wholly appropriate justifications for each risk category.

However, because of the revenue implications of each, there exists a potential for improprieties which we feel warrant a compliance review. Since 2005, my staff has audited those agencies that stand out based on these high revenue audit focus areas. In these audits, my compliance staff selects the agencies to be reviewed, conducts the clinical chart reviews, and billing reviews, develops corrective action plans where problems are identified, conducts remedial training and education where necessary, and insures that any billing adjustments are processed, if warranted. They are also responsible for monitoring the ongoing improvements that occur in those agencies.

We are also continuously refining our audit processes and risk controls. For example, this year we have developed a compliance risk scorecard that expands on the three compliance risk areas previously detailed. Under this compliance risk scorecard, we have identified some 43 individual risk measures, drawing on data points that are reflective of financial risks, operational risks, regulatory risks, and environmental risks.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

For example, we still consider whether an agency has excessive therapy, exaggerated (LUPAs) and high case mix. And we also now take into account considerations such as high turnover, changes in agency leadership, in experienced agency leadership, startup or acquisition status, missed visits and surveyed efficiencies, among many other risk factors. All of these data points are weighted and scored, and agencies are audited based on the scorecard results.

Additionally, my compliance auditors are responsible for conducting audits related to complaints that are made on our company hotlines, as well as issues identified in exit interviews. They also conduct special audits at my direction, which have included reviews of high risk clinical events such as Coumadin administration, as well as other compliance risks such as outliers and high recertification patients.

Furthermore, I would be remiss not to point out that we also have annual Sarbanes-Oxley audits that are conducted by a separate department within the company, as well as audits that are conducted by KPMG who are independent auditors. Both of these groups look at our internal controls over financial reporting related to our billing compliance and revenue practices. We also have a substantial internal audit department that conducts its own independent reviews of our processes and practices.

In addition to our audit capabilities, Amedisys attempts to gleam problems that may be festering by providing ample opportunities for staff to report their concerns. In so doing, we have implemented several avenues for fielding complaints from both current and former employees. We use a confidential compliance hotline that is available 24 hours a day, seven days a week, and permits employees to report problems directly to me, and allows them to even remain anonymous if they so choose. This hotline also serves as our (SOX) whistleblower hotline. All

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

calls that come into our hotlines are reported to the company’s board of directors on a quarterly basis. In addition, we maintain separate hotlines to report HIPAA violations, as well as harassment issues.

We also provide every employee who leaves the company with an opportunity to complete an online exit survey which includes several specific questions about potential compliance concerns. When a former employee alleges compliance problems, my department conducts a special audit of that agency. Moreover, earlier this year, we implemented a process in which we randomly select 30 active employees each month, and my office contacts them confidentially to inquire about whether the employees have any ongoing compliance concerns that have not otherwise been reported through the compliance hotline. Any report of potential wrongdoing will be investigated, and those agencies about whom complaints are voiced will be subject to a special complaint audit.

However, to date, we have had no allegation of fraud identified in these survey calls. Finally, Amedisys has long had stiff enforcement policies for compliance violations. Our compliance plan articulates a zero tolerance policy for healthcare fraud and abuse. Therefore, if an employee is found to have engaged in fraud, we take disciplinary action.

However, in the last few years, we have expanded our zero tolerance policy. Now it is not only instances of wrongdoing that subject staff to zero tolerance, rather we also apply our zero tolerance policy or staff place the company at risk by not following key processes, even if the failure to follow those processes has not resulted in an actual problem. Back in 2006, we identified certain key compliance related procedures that safeguard our billing practices. Given the importance of these controls, we regard the failure to scrupulously follow each as placing the company at greater risk.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

For example, we have a series of system billing holds that will prevent a claim from being billed if it has certain unresolved problems, such as missing physician orders. If in the course of an audit we find that these controls were circumvented, then the staff member responsible for so doing is terminated. In fact, we have terminated several dozen employees for these kind of zero tolerance violations over the past two years.

Therefore in summation, Amedisys’ compliance program is driven by technology with an emphasis on training, documentation and risk based auditing. I hope this gives our investors a good flavor of the compliance program and practices at Amedisys.

And with that, I would like to turn the call back over to Bill.

Bill Borne:	Thank you, Jeffrey and Alice Ann. I hope the additional information provided today brings a clearer understanding of our clinical and compliance processes. At this time, we’ll open up the call to your questions. Because of the extra time we have taken today, we ask that you please limit yourself to two questions. We may not be able to answer everyone’s call today. If your question was not answered, please contact our investor relations department, and they will be able to answer your questions.

(Ryan), please open the line to questions.

Operator:	Yes, sir, thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question today, please do so by pressing the star key followed by the digit one on your telephone touch pad. If you are using a speakerphone, please keep in mind to make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, please press star one on your telephone touch pad to ask a question.

We’ll now take our first question with John Ransom from Raymond James.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

John Ransom:	Hi, good morning. I have writer’s cramp, that was quite a – quite an hour. ((inaudible)) it was good.

The question I had, if you look at your clinical mix, I know your recerts have gone up and your case mix has gone up, but if you just look at your pure raw clinical mix, what is different about your – the distribution of your population today, say versus pre this new Medicare (PPS) change?

Alice Ann Schwartz:	Just to give you a gauge, when we look at our population in total, 60 percent of our population is divided into four categories. It’s cardiac patients, wound care patients, diabetes and stroke patients.

John Ransom:	OK.

Alice Ann Schwartz:	From currently, the cardiac category represents about 27.4 percent of our population. And that’s increased from 2007 to 2008 by a little under one percentage point.

John Ransom:	OK.

Alice Ann Schwartz:	The wound care population right now runs a little under 15 percent, 14.95 percent.

John Ransom:	OK.

Alice Ann Schwartz:	And that’s increased approximately one percent from ‘07 to ‘08. Diabetes, the third category, is at 11.85 percent, that’s gone down a little bit, 83 percent from the prior year. And then our stroke category currently represents about 5.5 percent of the episodes, and that’s gone up almost two percent, 1.7 percent from the prior year. The remaining 40 percent are just various clinical conditions, non-categories that happen throughout the system. So those are the macro trends.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

John Ransom:	OK. And my second question and this is for Dale. Dale, could you give a little more color on your – the process by which you reserve for the bad debt, particularly the Medicare advantage plans, and when that receivable goes – when it gets written out to – written down to the income statement, and then when it ultimately gets charged off on the balance sheet. Thank you, and I’ll get back in queue.

Dale Redman:	Yes, on the allowance for bad debts, which is our non-Medicare receivables, we age those receivables, and we looked at it on an aging basis, we also look at it on a (venue) basis where we look at the amount collected over time. And as a balance between those two, we provide a provision on a quarterly basis for – against future bad debt. So as we talked about today, that was $6.2 million in the third quarter.

On our Medicare receivables, which would be home health Medicare and hospice Medicare, as well as (MA), we provide a revenue adjustment, which we collect to almost – over 99 percent of our Medicare receivables. And when we do that, we end up with a revenue adjustment that we provide against revenue, and accounts receivable – I’m sorry, (MA) is not included in that issue, that’s only on Medicare we provide the revenue adjustment, (MA) is a part of the allowance for doubtful accounts.

So that’s a – that’s a breakdown on how we do that. And as we also pointed out in our discussion this morning, our allowance for – our provision on our allowance for bad debt has averaged about 1.8 percent of revenue for the last seven quarters.

Male:	He also asked about write-offs, when you write stuff off.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Dale Redman:	We have a policy that we evaluate our receivables on a regular basis. We do not have an arbitrary deadline in which we charge off a particular receivable, but as a practice, almost all of the receivables that we charged off are – we charge off are fully reserved, and that means in the period in which we charge them off, there is no impact on income in that period. The income effect of that charge off was taken in prior periods as we build that reserve, as it ages, and when we get to the point of charging it off, it really has no impact on income.

Male:	Thank you, Dale. Next question.

Operator:	We’ll take our next question from Art Henderson with Jefferies and Company.

Art Henderson:	Hi, good morning, thanks for all the color on compliance, very helpful. Larry, I know in the last conference call, you had discussed as far as your de novo developments are concerned, some delays in getting Medicare provider numbers for those agencies that are incurring expenses at the moment. I was curious, are you seeing any sort of change there as far as any acceleration of those issuances?

Larry Graham:	Yes, we only opened seven in the third quarter, we expect to open around 15 in the fourth quarter, so we have seen and we have improved our communication with the intermediary about the status of our startups, it’s still totally out of our control. And this quarter I gave some more color to let you know that we have 130 start-ups that we’ve identified that we want to open, of which about 40 are incurring expenses, which costs us about $3 million in the fourth quarter. I’m trying to send the signal that even though the start-up process has slowed, we are aggressively pursuing start-ups, it’s a significant part of our growth strategy, and we feel good about the accretion that they provide over time.

Art Henderson:	OK, and then the follow-up question is kind of for both, I guess Bill, you and Larry, whichever one want to take one. Just in light of the presidential election next week, and the

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

platforms that are currently out there, as well as you know the economy weakening, could you kind of give your thoughts about how home nursing is positioned as we move ahead, how resilient you sort of feel the space is, and what sort of opportunities may exist moving ahead under either of those two candidates?

Larry Graham:	Well you know as you’ve heard from both candidates that everybody has a focus on caring for the chronic and complex population, there hasn’t been a clear formula yet as of today on how we’re going to move forward, and that’s why Amedisys has really targeted that population.

With McCain, you’ll probably see less change, with Obama, you may see more overall change, either way, we think that both of the dynamics of either change will include a better and more effective way to care for the exact patients that we have been managing over the years. So we feel as an industry, and through our efforts with the alliance, we have brought a value proposition to the regulators, and the administrators in Washington, and we think we’re well positioned, no matter who becomes president, to be able to show the value of managing these very costly patients in our system through the home health process.

Operator:	We’ll take our next question from Kevin Ellich with RBC Capital.

Kevin Ellich:	Thanks for taking my questions. Just going – kind of following up on that question you know given the challenge in the economy, have you seen or do you expect to see any changes in utilization of any of your services?

Larry Graham:	Yes, this is Larry. No, we’re pretty recession proof, because we’re in healthcare. Bill mentioned that we service the chronic comorbid population, 82 years old, so their need for services do not ebb and flow with the economy.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Kevin Ellich:	OK. And then going back to some of the prepared remarks on the compliance and the clinical care, it looks like you guys are sort of saying more acute or sicker patients, and you’re getting a lot more of the referrals from the physicians versus the hospitals. How do you go about targeting that subset of patients?

Larry Graham:	I’ll answer that question. It’s not targeting patients, couple of key points. Our sales force calls on physician offices, calls on hospital discharge planners, and they utilize those 13 programs that Alice Ann articulated as a sales point. They are also only incentivized on admissions from those facilities; they are not incentivized on revenue or types of patient. So once they identify a doctor that has a high Medicare population, they go in there and present the disease program that maybe represents a higher percentage of that doctor’s patient population, and they take all of the home care referrals from that position.

So we do a lot of calls to physicians and hospital discharge planners, and have been doing that for a long time, and Alice Ann articulated that we started out of the gate, calling on physicians, encouraging them to discharge their frail and co-morbid population directly to home care, and allowing us to stabilize where appropriate, versus going into the hospital, which obviously costs the systems more dollars, and our staff back up that, as you – as you mentioned.

Operator:	We’ll take our next question from Darren Lehrich with Deutsche Bank.

Darren Lehrich:	Thanks, good morning. I have one area of questioning about your receivables, and then I want to just ask a question about the compliance. Dale, the DSO was up a little bit in the quarter, I just wanted to flush that out a little bit more. Was the balance of the acquisitions you made in earlier October concluded – I don’t think that you paid for them in the quarter, so I don’t know if the assets hit the balance sheet, but can you just confirm that?

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

And then as far as the change or improvement in collections you’ve referenced for October, how much impact do you think that’ll have on DSOs here in the fourth quarter, and you know just want to get your view on where you think DSOs go?

Dale Redman:	Yes, OK, let me – let me address that issue. As you know we are in the process – we’ve completed our TLC integration. But a large part of that integration in terms of revenue occurred in August and September. And as you are also probably aware, there’s oftentimes a 30 to 35-day lag when you convert to systems to get your billing processes completely through the system. So what we saw in August and September was some degradation in collections, we’ve seen that turn around in October, and we’re optimistic that our numbers will be substantially improved by year end.

Darren Lehrich:	And your DSO, any guidance or thoughts on where that’ll fall in fourth quarter?

Dale Redman:	We don’t have a specific target that we publicize, but obviously we are optimistic that that number is going to come down substantially by the fourth quarter.

Darren Lehrich:	OK. All right. And then compliance, my question really is you know about your compliance risk scorecards that you – it sounds like you began and you know maybe recently are in the last year or two, can you just maybe give us a sense for the base line of where you are across your portfolio, just so we can understand how you’re viewing the risk of your agencies you know at corporate against this scorecard that you’ve developed, I just would – you know would like to give a little more commentary about that, please.

Male:	OK, Darren, I think the answer ultimately is it depends on which of the different 43 risk factors we’re talking about. Each of them are weighted and gauged differently, but I can tell you from an overall standpoint, we look at the company average as a whole, and then we examine those agencies who perform better than the company average in good categories, or worse than company average in bad categories, and we assess them based on where they fall in terms of standard deviation from the mean.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Operator:	We’ll take our next question from Derrick Dagnan with Avondale Partners.

Derrick Dagnan:	Thanks for taking my question, and thanks for the access to Alice Ann and Jeffrey. I – one question on the oversight audits that Jeff’s team completes, and I guess it’s – when you identify problems with an agency, it’s usually the older same store agencies that maybe need retraining, or haven’t adjusted well to some sort of operational change, or are you typically looking at new acquired agencies or start-ups?

Male:	Sure, prior to the implementation of our scorecard, we were really seeing it across the board, there wasn’t a whole lot of rhyme or reason to it. We would occasionally see spikes after we’ve done larger acquisitions, such as after we did the (House Calls) acquisition, for example.

But one of the things that we’ve done as part of the new components risk scorecard is that we actually take agencies that are either acquired via acquisition, or established as a start-up, and they get extra credit for being in those – in those positions, so that their risk in our view is actually greater, either because of an acquisition that’s transitioning over to our policies and our procedures, or a start-up is fresh out of the gate and so we don’t have a history there of strong leadership in the market.

And so because of those factors, the acquisitions and start-ups are actually given a greater risk score just by virtue of falling in those categories.

Derrick Dagnan:	OK, thanks. I’ll let other people ask questions.

Operator:	And we’ll go next to Newton Juhng with BB&T Capital Markets.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Newton Juhng:	Morning, gentlemen and ladies. I guess I have a couple of questions here, the first one, just built around the sequential decline in episodic based admissions, just trying to get an understanding with the higher internal admissions growth number that we’re seeing there, can you just give me a little bit of idea as to why there was an actual decline in the number here on an absolute basis?

Larry Graham:	Yes, I’m trying to figure out the decline, because our admission growth year-over-year last quarter was 13 percent, the quarter before that was seven percent, and this quarter it’s 14 percent or ....

Newton Juhng:	Yes, Larry, I’m looking at a 53,203 number, down from 53,561, if I’m looking at apples to apples here.

Larry Graham:	I think you might be talking about the gross margin percentage.

Newton Juhng:	No, the episodic based admissions number.

Larry Graham:	OK, I’m trying to ...

Newton Juhng:	You know what, I’ll take that one off line with you, Larry, OK.

Male:	... issue associated with that small decline, are you talking about from the second quarter to the third quarter?

Newton Juhng:	Correct, the sequential.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Larry Graham:	Oh, OK, all right. Typically the back half of the year we experienced a couple more holidays than we do in the second quarter, but I’ve seen that year-over-year from the second to third quarter, about the same, maybe a slight decline, but there’s no overall reaching issue there. In the fourth quarter, you might see a little bit of a decline, because we have four holidays, and those type of things. But that’s more historical trends than it is anything indicative quarter two to quarter three.

Newton Juhng:	OK. Then changing gears here, just on the secondary recertification front, growth at the 23 percent level, if I’m looking at you know the nine-year – nine-month number, it implies that the first half was around that 32 percent growth level. Can you just give us a little bit of understanding as to where that kind of difference is on the secondary recertification growth?

Larry Graham:	The number I gave was based on internal recertification growth, which ...

Newton Juhng:	Correct.

Larry Graham:	.... would be agency’s year-over-year, the numbers you’re looking at would be total, which would be acquisitions all in.

Newton Juhng:	OK. But in terms of the difference in the first half of the year versus what we’re seeing in the third quarter, is there kind of a way of explaining where the – this kind of slowdown is occurring there? Not that it’s – you know it’s still a big robust number, but just understanding the difference there.

Larry Graham:	Yes, there’s no single shot answer with recertification, that has more to do with the acuity level of our patients, and the mix. And you know Bill mentioned we have 150 locations this quarter that we didn’t have a year ago that we acquired, so it depends on their case mix then and now, so that’s not just an easy answer, you’ll see variations in recertification rates, just like you see variations in admissions.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

Operator:	We’ll go next to Eric Gommel with Stifel Nicolaus.

Eric Gommel:	Good morning. And thank you for all the information you provided in the conference call today. I had a question about your revenue per episode, and the growth there. I think you talked last quarter about the impact of a great exposure of programs in I think the northeast and mid Atlantic through acquisitions, and having an impact on the revenue perhaps. So have you any information as to how much the percentage increase in that – in that revenue per episode is attributed to that, versus this growth in sort of your case mix?

Larry Graham:	Don’t have the specifics of geographical breakdown, other than there is a wage index component, and like you stated, there are certain areas of the country, California and the northeast, that have a higher wage index component. But the revenue per episode is made up of that fact that you just mentioned, wage index, it’s made up of that we have a new case mix reimbursement system this year as opposed to last year, and our acuity level going up and our therapy programs to address that acuity level have a higher revenue per episode. But we haven’t broken that growth data down into those three categories.

Eric Gommel:	OK, fair enough. And then my follow-up question really is on the SG&A, I’m noticing a lot – more leverage there relative to our model. And I’m just curious, I mean how do you think about as you grow this revenue, make acquisition, start up some things, how much leverage – how should we think maybe about the leverage at that line?

Dale Redman:	Well I think generally we can comment that as time progresses, we are looking for our technology and our growth in revenue without a commensurate growth in either cost of revenue,

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

necessarily, or G&A, in other words an efficiency concept there to improve that leverage over time. I don’t know that we’re in a position to give you a specific number.

Larry Graham:	With that being said, I articulated that TLC, we expect improvements now that we’re fully converted, both at SG&A in the field, we have been experiencing improvements of SG&A with the corporate employee staff going from 210 down to 38 down to 14 this Friday, closing their four regional billing centers. And we will continue to see improvement in SG&A efficiency levels as we mature the agencies we have, and acquire more agencies, that’s part of our strategic plan.

Operator:	We will take our next question from Whit Mayo with Robert W. Baird and Company.

Whit Mayo:	Thanks, good morning, everyone. Just turning back to the recert rate for a second, it just might be a little helpful to get a sense of how your recert rate growth, how that’s been coming from start-ups as they mature versus your base agency, is there just any way you could parse that out for us to get a sense from where that growth is really coming from? Just like to get a little bit more granularity around that, thanks.

Larry Graham:	Sure, as a reminder, when we do a start-up, historically a lot of them have been a peel-off of an existing agency. So you may end up taking census from a mature agency, and that begins – the beginning census of a start-up. So with that being said, historically about – at least over half of our recertification rate growth has come from start-ups, understanding some of it has been a pull off of the existing agencies.

We haven’t broken down the recertification growth between start-up and acquisition and mature, again that is highly dependent on the case mix inside the agency. What we did want to clearly articulate is over the last three years, our case mix has been going up, as backed up by our functional debility of the patients, as backed up independently by the number of medications they are on, even goes so far as telling you that the number of medications they are on increases with their length of stay.

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

So we feel very good about our recertification process, and it’s also important to note that 85 percent of our patient population has either one or two episodes. So it’s a small percentage of the total population that gets recertified based on the clinical severity of that patient.

Whit Mayo:	OK, that’s helpful. And just to shift gears to TLC for a second, can you just remind me what IT system that they were on, and whether or not you’ve addressed a contract that they may have had, and whether or not you’ve bought that out – plan on buying that out. And if you do plan on it, what kind of timing, if anything, along those lines would be helpful.

Alice Ann Schwartz:	From a systems perspective, they used (McKessen) in their field location, and as we were rolling out and converting our agencies, the act of converting those agencies took TLC off of that converted system, that (McKessen) system from a contractual standpoint as far as the contract.

Dale Redman:	We may have some legacy issues with either contracts or with the – as an example, the lease in the legacy success home office building, that may be – we may be able – we may be able to mitigate, we may not. Generally those will go to goodwill if we end up having to buy out those at some price.

Operator:	That is all the time we have for questions today. I would now like to turn the conference back to the Amedisys management for any additional or closing remarks.

Larry Graham:

Thank you, Ryan. And as a reminder, all of the narratives will be posted in the 8-K that we will file in their entirety today. So if you have any additional questions, or you want to go back and review, that information will be available to you in script. I would also like to thank everyone

AMEDISYS, INC.

Moderator: William Borne

10-28-2008-9:00 a.m. CT

for taking their time to call in and join us for our third quarter results call, we’re excited and passionate about our company, and the prospects for the future. We look forward to speaking you – to you again and sharing our year-end results. Thanks for calling in this morning.

Operator:	This does conclude today’s Amedisys hosted conference call, we appreciate your participation, have a wonderful day.

END